Exhibit 99

The Toro Company 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 #952/888-8801 #FAX 952/887-8258

Investor Relations		Media Relations	Web Site
Stephen P. Wolfe Vice President, CFO (952) 887-8076	Tom Larson Assistant Treasurer (952) 887-8449	Connie Hawkinson Toro Media Relations (952) 887-8984, pr@toro.com	www.thetorocompany.com

TORO THIRD QUARTER NET EARNINGS UP 26.5%
ON 15.1% NET SALES GROWTH

Company on Track for Record Full Year Net Sales and Earnings

LIVE CONFERENCE CALL
August 24, 10:00 a.m. CT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (August 24, 2004) — The Toro Company (NYSE: TTC) today reported record net earnings of $34.2 million, or $1.33 per diluted share, on net sales of $454.0 million for its fiscal 2004 third quarter ended July 30, 2004. In its fiscal 2003 third quarter, Toro reported net earnings of $27.0 million, or $1.03 per diluted share on net sales of $394.5 million.

     For the nine months ended July 30, 2004, Toro reported net earnings of $95.7 million, or $3.68 per diluted share, on net sales of $1,315.6 million. In the comparable fiscal 2003 period, Toro reported net earnings of $76.0 million, or $2.92 per diluted share, on net sales of $1,186.3 million.

     Kendrick B. Melrose, The Toro Company Chairman and Chief Executive officer, said the strong third quarter results keep the company on track to deliver the best full year financial performance in its history. “During our third quarter, we continued to generate healthy sales growth in all segments,” said Melrose. “And, as in our second quarter, we converted strong volume growth into even stronger earnings growth by continuing to focus on overall operating effectiveness, productivity improvement through lean manufacturing initiatives, expense reductions through our ‘no waste’ programs and focused asset management. Our year-to-date gross margin remained above last year’s rate despite continued increases in steel and rising transportation and other commodity costs.”

     Melrose said third quarter sales exceeded expectations in most business categories, reflecting increased demand in a recovering economy and brand strength in Toro’s principal markets. “During the third quarter, shipments were particularly strong in our landscape contractor, commercial, and international businesses,” said Melrose. “In addition, our lean manufacturing and no-waste initiatives are clearly boosting profitability.”

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2 — Toro Third Quarter Net Earnings Up 26.5% on 15.1% Sales Growth

SEGMENT RESULTS

     Segment data is provided in the table following the “Condensed Consolidated Statement of Earnings.”

Professional

     For the third quarter, professional segment sales increased 17.9% to $287.9 million. As in the prior quarter, segment sales increased in nearly all product categories, although irrigation product sales fell short of the company’s expectations.

     International sales for the third quarter increased 16.4% compared with the fiscal 2003 period.

     Professional segment earnings for the third quarter were $54.3 million, up 28.6% from the fiscal 2003 third quarter which benefited from leveraging of expenses.

Residential

     Residential segment sales for the third quarter totaled $144.2 million, up 11.8% from the prior year third quarter. Product categories with the strongest period-over-period sales growth included snow throwers and electric products.

     International sales for the third quarter increased 20.7% compared with last year’s third quarter. Most of the increase was attributable to strong snow thrower and electric product demand.

     Residential segment earnings for the third quarter totaled $17.6 million, up 33.5% from $13.2 million in the prior year period. The improvement in third quarter profitability in this segment was largely due to reduced expenses and a prior year restructuring charge of $1.7 million.

Distribution

     Worldwide distribution segment sales for the third quarter totaled $47.1 million, up 9.4% compared with last year’s third quarter.

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3 — Toro Third Quarter Net Earnings Up 26.5% on 15.1% Sales Growth

     Distribution segment earnings for the third quarter were $2.3 million, flat with the comparable prior-year period.

REVIEW OF OPERATIONS

     Gross margin for the third quarter was 36.2% compared with 37.2% in the prior year’s third quarter. “The margin decline was primarily the result of increases in costs for steel, other commodities and transportation, which were partially offset through our ongoing cost management and productivity improvement efforts,” said Melrose.

     Selling, general and administrative (SG&A) expenses for the third quarter were 24.6% of net sales, down from 25.8% in the fiscal 2003 third quarter. Continued expense leveraging and reductions more than countered increases in incentive expenses as well as additional expenses related to ongoing new product development and other growth initiatives.

     Interest expense for the third quarter was $3.9 million, down from $4.2 million in the comparable year-ago period as a result of lower average debt and improved asset management.

     The company’s balance sheet continued to strengthen from increased earnings and effective working capital management. Net inventories at the end of the third quarter were $217.4 million, down nearly 7.9% from the end of the fiscal 2003 third quarter. Accounts receivable at the end of the third quarter totaled $381.3 million, up only 2.2%, significantly less than the consolidated net sales increase of 15.1%.

BUSINESS OUTLOOK

     “Our strong performance through the first nine months of fiscal 2004 should continue through the year’s final quarter and into fiscal 2005,” said Melrose. “We expect our lean/no waste initiatives to yield strong profitability improvement for this year as well as fiscal 2005. Moreover, we believe continued investments in key growth initiatives will help ensure our sales growth outperforms the market. Lastly, we fully expect to complete the year with a solid balance sheet, strong operating cash flow, and low inventories in the field.” The company expects to report fiscal 2004 net earnings per diluted share in the range of $3.82 to $3.90, excluding the effects of the previously announced share repurchase program, on sales growth of 9 to 10%.

     The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

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4 — Toro Third Quarter Net Earnings Up 26.5% on 15.1% Sales Growth

     The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on August 24, 2004. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
     Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; higher interest rates; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the “6+8” profit improvement and growth initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to implement lean manufacturing; our ability to manage assets, such as reducing inventories and receivables; the company’s ability to achieve sales growth and double-digit diluted earnings per share growth in fiscal 2004; unforeseen product quality problems in the development and production of new and existing products; potential issues with moving production between facilities; continued slow growth in the rate of new golf course construction or existing golf course renovations; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; elimination of shelf space for our products at retailers; changes in raw material costs, including higher oil, steel, aluminum and other commodity prices; financial viability of distributors and dealers; governmental restriction on water usage and water availability; market acceptance of existing and new products; and increased and adverse changes in currency exchange rates or raw material commodity prices and the costs we incur in providing price support to international customers and suppliers. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

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5 — Toro Third Quarter Net Earnings Up 26.5% on 15.1% Sales Growth

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 30,	August 1,	July 30,	August 1,
	2004	2003	2004	2003
Net sales	$454,044	$394,524	$1,315,644	$1,186,326
Gross profit	164,202	146,950	475,691	428,163
Gross profit percent	36.2%	37.2%	36.2%	36.1%
Selling, general, and administrative expense	111,696	101,735	324,944	309,344
Restructuring and other (income) expense	(228)	1,655	(314)	1,476

Earnings from operations	52,734	43,560	151,061	117,343
Interest expense	(3,893)	(4,152)	(11,477)	(12,564)
Other income, net	1,533	956	3,307	8,647

Earnings before income taxes	50,374	40,364	142,891	113,426
Provision for income taxes	16,161	13,320	47,154	37,430

Net earnings	$34,213	$27,044	$95,737	$75,996

Basic net earnings per share	$1.40	$1.08	$3.88	$3.04

Diluted net earnings per share	$1.33	$1.03	$3.68	$2.92

Weighted average number of shares of common stock outstanding — Basic	24,369	25,070	24,698	24,999
Weighted average number of shares of common stock outstanding — Dilutive	25,794	26,305	26,022	26,062

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	July 30,	August 1,	July 30,	August 1,
Segment Net Sales	2004	2003	2004	2003
Professional	$287,928	$244,111	$834,130	$751,671
Residential	144,227	129,043	436,952	396,177
Distribution	47,074	43,039	111,607	96,987
Other	(25,185)	(21,669)	(67,045)	(58,509)

Total *	$454,044	$394,524	$1,315,644	$1,186,326

* Includes international sales of	$81,135	$69,140	$268,286	$230,151

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6 — Toro Third Quarter Net Earnings Up 26.5% on 15.1% Sales Growth

THE TORO COMPANY AND SUBSIDIARIES

Earnings (Loss) Before Income Taxes by Segment (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	July 30,	August 1,	July 30,	August 1,
Segment Earnings (Loss)	2004	2003	2004	2003
Professional[1]	$54,326	$42,235	$154,479	$133,415
Residential[2]	17,635	13,205	52,691	46,215
Distribution	2,255	2,327	1,685	(423)
Other	(23,842)	(17,403)	(65,964)	(65,781)

Total	$50,374	$40,364	$142,891	$113,426

[1] Includes restructuring and other income of $52 thousand for the nine-month period in fiscal 2004. Includes restructuring and other income of $14 thousand and $86 thousand for the three-month and nine-month periods in fiscal 2003, respectively.

[2] Includes restructuring and other income of $228 thousand and $262 thousand for the three-month and nine-month periods in fiscal 2004, respectively. Includes restructuring and other expense of $1,669 thousand and $1,561 thousand for the three-month and nine-month periods in fiscal 2003, respectively.

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	July 30,	August 1,
	2004	2003
ASSETS
Cash and cash equivalents	$34,022	$15,725
Receivables, net	381,329	373,173
Inventories, net	217,357	236,035
Prepaid expenses and other current assets	13,968	13,451
Deferred income taxes	49,103	42,299

Total current assets	695,779	680,683

Property, plant, and equipment, net	164,851	163,593
Deferred income taxes	1,181	4,196
Goodwill and other assets, net	98,942	94,232

Total assets	$960,753	$942,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$44	$250
Short-term debt	3,146	5,784
Accounts payable	68,245	67,415
Accrued liabilities	278,060	239,707

Total current liabilities	349,495	313,156

Long-term debt, less current portion	175,058	178,703
Deferred revenue and other long-term liabilities	12,747	10,231
Stockholders’ equity	423,453	440,614

Total liabilities and stockholders’ equity	$960,753	$942,704

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7 — Toro Third Quarter Net Earnings Up 26.5% on 15.1% Sales Growth

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	July 30,	August 1,
	2004	2003
Cash flows from operating activities:
Net earnings	$95,737	$75,996
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash asset impairment (recovery) write-off	(415)	901
Equity losses from an investment	538	—
Provision for depreciation and amortization	25,398	22,950
Gain on disposal of property, plant, and equipment	(254)	(38)
Increase in deferred income tax asset	(7,021)	(3,228)
Tax benefits related to employee stock option transactions	8,087	1,916
Changes in operating assets and liabilities:
Receivables, net	(107,990)	(119,757)
Inventories, net	11,787	(5,331)
Prepaid expenses and other current assets	(1,194)	(3,569)
Accounts payable, accrued expenses, and deferred revenue	57,121	31,281

Net cash provided by operating activities	81,794	1,121

Cash flows from investing activities:
Purchases of property, plant, and equipment	(31,185)	(31,081)
Proceeds from disposal of property, plant, and equipment	1,833	1,638
(Increase) decrease in investment in affiliates	(1,278)	1,000
Decrease (increase) in other assets	285	(448)
Proceeds from sale of business	—	1,016
Acquisition, net of cash acquired	—	(1,244)

Net cash used in investing activities	(30,345)	(29,119)

Cash flows from financing activities:
Increase in short-term debt	1,047	3,899
Repayments of long-term debt	(3,819)	(15,825)
Increase in other long-term liabilities	114	38
Proceeds from exercise of stock options	12,018	6,639
Purchases of common stock	(132,234)	(9,629)
Dividends on common stock	(4,443)	(4,503)

Net cash used in financing activities	(127,317)	(19,381)

Effect of exchange rates on cash	(397)	288

Net decrease in cash and cash equivalents	(76,265)	(47,091)
Cash and cash equivalents as of the beginning of the period	110,287	62,816

Cash and cash equivalents as of the end of the period	$34,022	$15,725